BERKSHIRE HILLS BANCORP, INC. COMPLETES ACQUISITION OF
                     BANK BRANCH IN ORISKANY FALLS, NEW YORK


PITTSFIELD, MA -- October 22, 2004, Berkshire Hills Bancorp, Inc. (the "Company"), (AMEX: BHL), the holding company for Berkshire Bank ("Berkshire"), announced the completion today of Berkshire's purchase of the Oriskany Falls, New York, branch of The National Bank of Vernon. The branch acquisition includes approximately $8 million in deposits, real property related to the branch and certain other related assets. No customer loans are being transferred in connection with the transaction. Oriskany Falls is located in Oneida County, approximately 18 miles southwest of Utica.

The purchase announced today is Berkshire's first full-service branch in New York. It also maintains a Representative Office at 54 State Street, Albany, New York, which it opened in July of this year.

Commenting on this purchase, Michael P. Daly, President and CEO of the Company and Berkshire, stated, "We look forward to bringing our wide array of banking services to businesses and consumers in Oriskany Falls and the surrounding areas. As a community bank, we strive to be a leader in supporting important activities in the areas we serve, and we are of course committed to doing so in Oriskany Falls. Customers of the branch should also know that we worked diligently with Vernon so that the transition will be seamless and any inconvenience will be kept to a minimum. I am also pleased to announce that all of the Oriskany Falls branch employees have been offered employment by us at that location. This acquisition is another step in increasing our banking franchise in New York."

Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and is the largest banking institution based in western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with 11 branch offices serving communities throughout Berkshire County and a Representative Office and one branch office in New York. The Bank is committed to continuing operation as an independent bank, delivering exceptional customer service and a broad array of competitively priced retail and commercial products to its customers. For more information, call 1-800-773-5601 or visit www.berkshirebank.com.


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News  contact:
Michael P. Daly
President & Chief Executive Officer
Berkshire Bank
(413) 236-3194
mdaly@berkshirebank.com